As filed with the Securities and Exchange Commission on June 8, 2010
 Registration No. 000–________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRANTS OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Protect Pharmaceutical Corporation
(Exact name of registrant as specified in its charter)

Nevada	27-1877179
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

759 Bloomfield Ave, Suite 411, West Caldwell, New Jersey 07006
(Address of principal executive officers) (Zip Code)

Registrant’s telephone number, including area code: (973) 568-1617

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.005 par value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

(Check one)
☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer	☒	Smaller reporting company
(Do not check if a smaller reporting company)

Protect Pharmaceutical Corporation

FORM 10

TABLE OF CONTENTS

EXPLANATORY NOTE

You should rely only on the information contained in this registration statement or in a document referenced herein.  We have not authorized anyone to provide you with any other information that is different.  You should assume that the information contained in this registration statement is accurate only as of the date hereof except where a different specific date is set forth.

To simplify the language in this registration statement, Protect Pharmaceutical Corporation, a Nevada corporation, is also referred to herein as “Protect”, the “company”, “we,”, “our”, “us” or similar terms.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements that involve substantial risks and uncertainties.  These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our industry, our beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “scheduled,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements.  These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and which could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements speak only as of the date hereof and caution should be taken not to place undue reliance on any such statements. Forward-looking statements are subject to certain events, risks and uncertainties that may be beyond our control.  When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this registration statement as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.  These factors include, among others, risks described under Item 1A and elsewhere in this registration statement.

Information regarding market and industry statistics contained in this registration statement is included based on information available to us which we believe is accurate. We cannot assure the accuracy or completeness of such data included in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this registration statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (“SEC”).  You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room.  Our SEC filings will also be available to the public from commercial document retrieval services and at the Website maintained by the SEC at http://www.sec.gov.
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Item  1.         Business

Business Development

History

Protect Pharmaceutical Corporation was originally incorporated in the state of Idaho on August 5, 1987, under the name of Interstate Mining and Development Properties, Inc. for the purpose of engaging in the acquisition and development of mining prospects.  The company staked certain gold placer mining claims, however the claims did not yield a sufficient amount of ore and the company never became profitable.  Operational activities were halted in approximately 1989.

The company remained inactive until January 9, 1996 when it was reinstated in the State of Idaho.  On August 2, 1996, the company changed its name to Interstate Development, Inc. During that same month H. Deworth Williams and Geoff Williams acquired controlling interest of the company through the purchase of common stock from the company’s two largest shareholders.  The company then became  engaged in the search for and evaluation of prospective business opportunities and, if justified, potentially to acquire and/or merge with one or more businesses or business opportunities.

On July 3, 2006 at a special meeting of stockholders, the stockholders approve the change of the corporation’s domicile from Idaho to Nevada.  Stockholders also approved the acquisition of Nanolution Technologies, Inc., a Delaware corporation focused on developing technologies for medical devices, device coatings, and pharmaceutical dosage forms to repurpose drugs and develop novel, improved drug delivery methods for existing, approved drugs.  However, the acquisition was never finalized and was abandoned.

On December 14, 2006, the change of domicile to Nevada was finalized by way of merging with and into Interstate Acquisition, Inc. (incorporated in Nevada on June 15, 2006) for the sole purpose of changing domicile.  The Idaho entity was then dissolved.  On December 15, 2006, we changed the name of the Nevada entity to Pro-Tect, Inc. and continued to explore possible business opportunities.

In January 2008, we began preliminary discussions with Medvices Corporation concerning the possible acquisition of certain technology and related proprietary, manufacturing, marketing and distribution rights related to the technology.  An agreement to acquire the technology was reached in January 2009.  The Medvices technology related to certain processes and equipment of a selected algae cultivation used for production of health products and cosmetics.  However, no operations were conducted in connection with the technology and the acquisition was abandoned later in 2009.

On February 12, 2010, we entered into a Patent Acquisition Agreement with Nectid, Inc., a privately held Princeton, New Jersey based company, whereby we acquired from Nectid a portfolio of pending patent applications relating to three drug delivery technologies:

●	A gastro-retentive platform for drugs that otherwise have short time windows for absorption:

●	An abuse deterrent platform for prescription drugs that are prone to abuse, especially narcotic pain-killers; and

●	A once-daily platform that allows two or more drugs commonly taken in combination to be delivered via a single dose with fewer side effects.

Ramesha Sesha, President of Nectid and the inventor of all the acquired technology, has joined the company as Chief Operating Officer and Chief Scientific Officer.

Consideration for the acquired patent applications consisted of 7,000,000 shares of Protect common stock, 5,000,000 shares issuable upon the closing and 2,000,000 shares upon realizing financing of $2.0 million.  As a result of the acquisition, we are proceeding with a comprehensive program to develop and commercialize the acquired drugs and related technologies.  In March 2010 we relocated our principal offices to West Caldwell, New Jersey and installed a new Board of Directors consisting of Bill Abajian, Ramesha Sesha, Anna Gluskin and Anthony Pichelli.  Mr. Pichelli resigned in May 2010 for personal reasons and was replaced by Dr. Gerald Bernstein.

On March 25, 2010, in order to reflect our current business our board of directors unanimously agreed to change the corporate name to Protect Pharmaceutical Corporation.  The name change was  approved by the written consent a majority of the outstanding shares of common stock.  A Certificate of Amendment was filed with the State of Nevada on April 26, 2010 to reflect the change.

Our principal offices are currently located at 759 Bloomfield Ave, Suite 411, West Caldwell, New Jersey 07006 and our telephone number is(973) 568-1617.  We also maintain a Website at http://www.protectpharma.com.

We are voluntarily filing this registration statement in order to make information concerning our company more readily available to the public.  As a result of filing this registration statement, we become obligated to file with the SEC certain interim and periodic reports, including an annual report containing audited financial statements.

Current Business

Protect is engaged in developing drug delivery technologies and solutions through innovative dosing and/or delivery.  Using the portfolio of patents applications acquired from Nectid, Inc., our goal is to develop innovative drug delivery technologies and drugs that will improve the quality of life for people who suffer from pain.  In doing so we are focusing on the research, development, and commercialization of drug delivery technologies that minimize the pharmaceutical dose, frequency, and side affects.

While the oral route is the most convenient method of drug administration, we believe there is a need to develop advances in oral drug delivery technologies that can make significant differences in (i) enhancing patient compliance, (ii) drug bioavailability, (iii) preventing abuse of prescription drugs and (iv) reducing dosages.  Although there are a number of once daily drugs and a number of combination drugs on the market, we believe that there is not a single once daily combination drug approved for treating pain.  Similarly, one of the significant challenges in oral drug delivery is to develop gastric retention platforms for long-term (ranging from 6 to 24 hours) delivery of drugs by oral administration. Additionally, prescription drug abuse is a major social and medical issue and efforts to develop abuse deterrent drug delivery design have met with limited success.

Management believes that the application of drug delivery platform technologies to pain drugs provides a significant business opportunity because fewer new pain drugs are being developed.  Also, potential demand for pain drugs will be driven by the increasing demographic segment of elderly population who often consume pain drugs over a long period of time.  Medical efforts to treat pain, known as pain management, addresses a large market. Clinical pain is a worldwide problem with serious health and economic consequences.

Further, although most people take medicines only for the reasons their doctors prescribe them, prescription drug abuse remains a serious problem in the United States and around the world.   The major abused drugs include narcotic painkillers, sedatives and tranquilizers, and stimulants.  Abuse of prescription drugs to get high has become increasingly prevalent among teens and young adults.  Thus, there is a serious need to develop abuse deterrent drugs and abuse deterrent drug delivery systems that can be used to minimize prescription drug abuse.

Glossary of Terms

To better understand the information provided in this registration statement, we are including the following description of some of the terms used herein.

Fibromyalgia Syndrome (FMS): A complex, chronic condition that causes widespread pain and severe fatigue. FMS is a syndrome because it is a set of signs and symptoms that occur together, affecting muscles and their attachments to bones.

GABA Analog Therapy: y-Aminobutyric acid (GABA) is the chief inhibitory neurotransmitter in the mammalian central nervous system. It plays a role in regulating neuronal excitability throughout the nervous system. In humans, GABA is also directly responsible for the regulation of muscle tone. GABA Analogues are modulators and they include gabapentin, pregabalin that binds to a (alpha2delta) subunit of the voltage-dependent calcium channel in the central nervous system. This reduces calcium influx into the nerve terminals thereby reducing the neorpathic and other pain.

Naloxone Methiodide and Methyl Naltrexone:  Methylnaltrexone (MNTX, trade name Relistor) and Naloxone Methiodide are opioid antagonists that act to reverse some of the side effects of opioid drugs (for example Tramadol)  such as constipation without affecting analgesia or precipitating withdrawals.

Neuropathic Pain:  Neuropathic pain results from damage to or dysfunction of the peripheral or central nervous system, rather than stimulation of pain receptors. Although neuropathic pain responds to opioids, treatment is often with adjuvant drugs such as antidepressants, anticonvulsants, baclofen and  topical drugs.

Opioid: A chemical that works by binding to opioid receptors, which are found principally in the central nervous system and the gastrointestinal tract.  The receptors in these organ systems mediate both the beneficial effects and the side effects of opioids.

Postherpetic Neuralgia:  Postherpetic neuralgia is a kind of pain involving damage to restricted regions of the peripheral nervous system.  PHN is, therefore, a type of neuropathic pain that has a regional topographic restriction.  Current clinical practitioners use, among others, Pregabalin, Gabapentin, anti-depressants such as Cymbalta/Nucynta, traditional painkillers like tramadol and Oxycontin, and localized patches like lidocaine and capsaicin.

Pregabalin/Gabapentin:  Analogues of γ-Aminobutyric acid (GABA), the chief inhibitory neurotransmitter in the mammalian central nervous system.

Tapentadol/Tramadol:  Tapentadol and Tramadol are synthetic opioid drugs, similar to morphine and Oxycodone that occur naturally, which modulate mu-opioid and other pain receptors to reduce pain.

Technologies

The acquired patent applications enable three key drug delivery platform technologies: Once daily (“Pro24™”), gastro-retentive (“ProRet™”) and abuse-deterrent (“ProProof™”) platform technologies.  Our technologies are intended to deploy these three proprietary drug delivery technologies to enable a number of new-generation drugs with enhanced clinical benefits in multiple therapeutic areas.  Our primary focus is to develop novel and clinically efficient drugs for chronic and acute pain.

Pro24™: This is an innovative technology used to develop very high potency, controlled-release tablets that enable drug release over a 24-hour period. Pro24™ platform can be used for both single and combination drugs where the release of one or both drugs can be controlled over a period.  The product design involves both osmotic and non-osmotic cores that optionally involves spherical and layered active agents whose release is protected by one or more coatings.  The cores can also include drug matrices depending on the characteristics of an active agent.

ProRet™:  ProRet™ is a unique gastro-retentive delivery platform to formulate drugs with a narrow absorption window. ProRet™ gastro-retentive systems can remain in the gastric region for several hours thus significantly prolonging the absorption window for a number of key drugs.  ProRet™ system includes both prolonged resident osmotic cup and pouch based delivery of drugs over 24 hours. We believe ProRet™’s prolonged gastric retention improves bioavailability, reduces drug waste, and improves solubility for drugs that are less soluble in a high pH environment.  Its applications include those that require local drug delivery to the stomach and proximal small intestines.

ProProof™: ProProof™ abuse-deterrent formulations platform limits the abuse potential of drugs that are prone for abuse. The technology uses twin methods of efficacy enhancement and abuse neutralization to achieve its objectives.  We believe ProProof™ has the potential to reduce specific forms of prescription opioid abuse and can be applied to a number of prescription drugs that are prone for abuse.

According to the current understanding of pain treatment methods, opioid painkillers produce their pain relieving effect by activating an inhibitory pathway in the nervous system.  Inhibitory pathways inhibit the transmission of pain signals into the brain.  There are reports that opioids also stimulate an excitatory pathway in the nervous system. The excitatory pathway partially counteracts pain inhibition and is believed to be a major cause of adverse side effects associated with opioid use, including the development of tolerance and addiction.  At the normal clinical doses, the activation of the excitatory pathway was previously undetected probably due to masking by the inhibitory pathway.  We believe that the selective blockade of the excitatory pathway promotes the pain relieving potency of opioid by blocking the excitatory pain-enhancing effect.

We believe that the excitatory pathway plays an important role in modulating the adverse side effects of opioid use and low doses and that opioid antagonists can enhance the clinical efficacy of the opioids.  In the product designs enabled by the acquired patent applications, this efficacy enhancement is combined with the abuse deterrence using either the same or a different antagonist, either singly or in combination with a gelling agent or an irritating agent.  The design uses activity modifiers, physical barriers to tampering, agonist-antagonist formulations and aversion agents.  It is our belief that ProProof™ has the potential to reduce specific forms of prescription opioid abuse.

We believe our platform technologies enable drugs that offer enhanced pain relief either at lower dosages and or reduced tolerance/physical dependence or addiction potential as compared to many of today’s commonly prescribed opioid painkillers.  If approved by the FDA, we believe our drugs could replace many commonly used opioid painkillers, diabetic neuropathic pain and fibromyalgia treatments. We also believe our drugs could be used in chronic pain cases where physicians have been reluctant to prescribe opioid painkillers due to concerns about adverse side effects or addiction.

Business Development Strategies

Our business strategy is focused on the development and commercialization of differentiated products based on our proprietary oral drug delivery technologies acquired from Nectid.  We plan to combine known molecules with innovative proprietary technologies to enhance the therapeutic potential of existing medications that could possibly provide a revenue stream through licensing and royalty.  Project selection is based on a clear, unmet and under-served market, large business potential and strong intellectual property protection with innovation.

In the near term, we intend to proceed with a comprehensive program to develop and commercialize once-daily drugs for diabetic neuropathic pain, fibromyalgia, postherpetic neuralgia and epilepsy.  We also have future plans to develop and commercialize once-daily opioid combinations as well as abuse-deterrent opioid combinations for moderate to severe pain.

We intend to optimize the use and value of our drug delivery technologies in three ways. First, we are seeking to assemble a number of pharmaceutical products that can be highly differentiated from existing versions of the compounds upon which they are based.  These unique drugs may be promoted together within a specialty pharmaceutical field, such as pain and ER specialists.

Second, we plan to out-license product candidates after we have increased their value through our formulation and clinical development efforts.  Third, we plan to enter into collaborative partnerships whereby the unique capabilities of our technology can provide value to a partner's product, particularly for non-analgesic drug markets.

Our goal is to be a drug delivery company focusing on developing better drugs, initially for pain and later for therapeutic areas. Our proprietary technologies can be applied not just to pain drugs, but across therapeutic sectors like psychiatric disorders and Alzheimer’s disease, where better medication and compliance improves the clinical benefits and quality of life. We intend to achieve this goal by:

Building Proprietary Drug Delivery Platforms: We intend to strengthen the three drug delivery technologies; ProRet™ , ProProof™  and Pro24™ , that can be used to develop novel and efficient drugs.  While these platform technologies enable a number of new-generation of drugs with improved clinical benefits in multiple therapeutic areas, we are focusing initial resources to develop pain drugs, more specifically abuse deterrent opioids, once daily drugs to treat moderate to severe pain, diabetic neuropathic pain and fibromyalgia. We believe our drugs will offer better clinical efficacy with enhanced pain relief and often at lower doses compared to existing drugs.  In case of its abuse deterrent drugs, our technologies could provide reduced tolerance/physical dependence or addiction potential without compromising the extent of pain.  If approved by the Food and Drug Administration (“FDA”), we believe our proprietary drugs could replace certain existing pain drugs commonly used to treat moderate to severe pain, diabetic neuropathic pain and fibromyalgia.

Building a Drug Franchise in Pain Medications:  We intend to develop drugs that we believe may have broad use for patients with moderate to severe pain, diabetic neuropathic pain and to treat fibromyalgia. We believe this approach may help alleviate physicians’ current tendency to under-prescribe opioid painkillers and prescribe off-label drugs for diabetic neuropathic pain and fibromyalgia

Focusing on Clinical Development and Late Stage Products:  We believe that our clinical development focus will enable us to generate product revenues earlier than if we were discovering and developing new chemical entities.  We also believe this focus enables us to explore a wider range of product candidates

Retaining Significant Rights:  We currently retain worldwide commercialization rights to all of our technology and pain management product candidates in all markets and indications.  In general, we intend to independently develop product candidates through late-stage clinical trials. As a result, we expect to capture a greater percentage of the profits from drug sales than we would if we out-licensed our drugs earlier in the development process.  In market segments that require large or specialized sales forces, such as the market for opioids or diabetic neuropathic pain products, we may seek sales and marketing alliances with third parties. We believe that such alliances will enable us to deploy our resources effectively and commercialize our drugs rapidly and cost-effectively.

Using Our Technology to Develop Multiple Drugs for Both Pain and Non-Pain Indications:  We are initially focusing our efforts on developing pain drugs.  However, we believe our technology can be broadly applied to additional therapeutic areas enabling us to target wider and deeper business opportunities.

Outsourcing Key Functions:  We intend to outsource preclinical studies, clinical trials, formulation and manufacturing. We believe outsourcing will produce significant time savings and allow for more efficient deployment of our resources.

Products in Development

We currently have other proprietary drug candidates in various stages of development.  We use our proprietary technologies, ProRet™, ProProof™ and Pro24™  to develop novel drugs.  We are developing a number of products to the proof of concept stage before seeking a partner.

PRTT-100:  PRTT-100 is a synergistic combination of Pregabalin/Gabapentin with Tapentadol/Tramadol. The product is developed using our 24-hours proprietary delivery platform, Pro24™.  We anticipate that PRTT-100 will enable significant reduction in the dosage of Pregabalin /Gabapentin without compromising the extent of pain relief.

PRTT-200:  PRTT-200 is a gastro-retentive once daily calcium channel inhibitor to treat diabetic neuropathic pain and fibromyalgia.  It uses Protect’s proprietary gastro-retentive platform ProRet™ to overcome absorption window challenges.

PRTT-300:  PRTT-300 is an abuse deterrent once daily opioid combination with antagonist that provides significant clinical benefit over existing opioid formulations.  It uses Protect’s proprietary abuse deterrent platform ProProof™ design.  We expect that PRTT-300 will enhance analgesic property by minimizing the side effects of nausea, vomiting, dizziness and head ache.

Other Product Candidates

Our acquired patent applications and technologies also enable us to explore the possible development of other analgesic drugs that are currently being formulated and evaluated.  These include the following:

PRTT-400:  PRTT-400 is a once daily abuse deterrent opioid formulation with a second analgesic. If successful, it would be the first once daily and first abuse deterrent combination of two or more drugs. Though there are number of once daily opioids and combinations, we are not aware of a single approved once daily combination of two analgesic drugs.

PRTT-500:  PRTT-500 is a combination of an opioid and selective peripheral opioid receptor Antagonist such as Methyl Naltrexone or Naloxone Methiodide.  Peripheral opioid receptors are responsible for opioid induced constipation, opioid induced respiratory depression and post operative nausea.  We believe that approximately half of opioid users are affected by opioid induced constipation.  PRTT-500 is intended to provide a novel delivery system that is devoid of opioid induced respiratory depression.

There is no assurance that we will successfully complete development of any of the above projects in the near future or than any project will result in a commercially viable product.  We do not plan to conduct significant clinical activities on these projects until such time as we have additional funding to advance the projects.

Research and Development

We have not made any expenditures on research and development activities prior to acquiring the patent applications from Nectid.  Because we have no research facilities and limited qualified personnel, we intend to rely on collaborative agreements with other companies to conduct our research and development activities.  We intend to rely on contractual partners to formulate, test, supply, store and distribute drug supplies for our clinical trials.  Presently, we have not entered into any such agreements and there is no assurance that we can secure a favorable partnership arrangement in the future.

Our near term goal is to proceed with a comprehensive program to develop and commercialize once-daily drugs for diabetic neuropathic pain, fibromyalgia, postherpetic neuralgia and epilepsy.  Subsequently and as capital and resources permit, we intend to develop and commercialize once-daily opioid combinations as well as abuse-deterrent opioid combinations for moderate to severe pain.  In order to conduct our research and development activities we will have to raise capital, most likely through a private placement of our securities.  We estimate that research and development expenses will be approximately $2.5 million during the next 12 months.  We are currently exploring possible funding sources, but we have no assurance that we will be able to raise the necessary funds on terms favorable to the company, or at all.

Manufacturing

Presently we have no manufacturing or research and development facilities. We plan to enter into agreements and rely upon qualified third parties for the formulation and manufacture of our drugs.  These supplies and the manufacturing facilities must comply with U.S. Drug Enforcement Agency (“DEA”) regulations and current good manufacturing practices enforced by the FDA and other government agencies.  Drug manufacturers are subject to ongoing periodic, unannounced inspection by the FDA, the DEA and corresponding state and foreign government agencies to ensure strict compliance with good manufacturing practices and other government regulations.  We plan to continue to outsource all formulation and manufacturing and related activities.

Marketing

Currently we are engaged in the research and development of future products.  As such time as we have finalized a commercially viable product, we intend to formulate a comprehensive marketing plan.

Employees

As of May 31, 2010, we had two employees.  We are presently considering the possibility of additional employees, but will add employees only as our business demands warrant and we have the necessary available funds.  We also plan to engage consultants from time to time to perform services on a per diem or hourly basis.

We have entered into employment agreements with William D. Abajian, our President and Chief Executive Officer, and Ramesha Sesha, our Chief Operating Officer.  Mr. Sesha’s agreement is for a term of three years and provides for an annual salary of $250,000 for the first year, $300,000 for the second year and $350,000 for the third year, subject to the company having sufficient capitalization .  The agreement is subject to review and revision annually by the board of directors and may also be supplemented by bonus and/or stock options or warrants, also at the discretion of the board.  The agreement also provides for customary employee benefits, insurance and expense allowance.

Mr. Abajian’s agreement is also for a term of three years.  Upon the execution of the agreement, we issued 5 million shares of our common stock to Mr. Abajian in consideration for services in connection with the acquisition of our patents and related technology and other services performed.  The agreement also provides that Mr. Abajian may earn additional shares of our common stock upon the company achieving certain funding thresholds as a result of his efforts as set forth below:

●      1.5 million shares upon the initial financing of $2,000,000; and

●      1.5 million shares of upon the closing of a “pharma deal” that involves either (i) a licensing deal for one or more of our patents, technologies or products, or (ii) a development deal with research and development expenses covered, the value of either “pharma deal” to be a minimum of $3 million.

Mr. Abajian’s agreement may be supplemented by an annual bonus in either cash and/or stock options at the discretion of the board.  The agreement also provides for customary employee benefits, insurance and expense allowance.

Intellectual Properties

We seek to protect our technology by, among other methods, filing and prosecuting U.S. and foreign patents and patent applications with respect to our technology and products and their uses.  The acquired patent applications, if successfully granted, will not expire earlier than September 2028.  We currently hold 13 patent applications.

We plan to prosecute and defend our patent applications, issued patents and proprietary information.  Our competitive position and potential future revenues will depend in large part upon our ability to protect our intellectual property from challenges and to enforce our patent rights against potential infringers.  We will continue to file new patent applications based on additional developments.  If competitors are able to successfully challenge the validity of our patent rights, claims, based on the existence of prior art, tests, experiments or otherwise, they would be able to market products that contain features and clinical benefits similar to those of our products, and demand for our products could decline as a result.

There can be no assurance that any current or future patent application will result in patents being issued, or that existing patent pending applications, or any new patents applications, if issued, will afford meaningful protection from competitors. Also, there can be no assurance that we will have the financial resources necessary to enforce any patent rights we may hold. We are not aware of any claim that our patent pending application may infringe, or will infringe any existing patent. However, in the event such a claim is made and we are unsuccessful against such claim, we may be required to obtain licenses to such other patents or proprietary technology in order to develop or market our services. There can be no assurance that we will be able to obtain such licenses on commercially reasonable terms or that the patents underlying the licenses will be valid and enforceable.

If we are unable to secure patent protection for our technology and products, current competitors and/or other businesses could duplicate the same technology, products and services in direct competition with us.  Presently, we anticipate filing additional patent applications if new and/or improved product services are developed.  We do not hold any registered trademarks.

Government Regulation

Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of pharmaceuticals and in our ongoing research and development activities.

All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the FDA and regulatory authorities in other countries.  In the United States, various federal and in some cases state statutes and regulations, also govern or impact upon the manufacturing, safety, labeling, storage, record keeping and marketing of our products.  The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require us to spend substantial resources.  Regulatory approval, when and if obtained, may be limited in scope which may significantly limit the indicated uses for which our products may be marketed.  Further, approved drugs, as well as their manufacturers, are subject to ongoing review and discovery of previously unknown problems with such products which may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

Applicable FDA regulations treat our combination of opioid painkillers, once daily gastro-retentive drugs and once daily combination drugs as new drugs and require the filing of a New Drug Application, or NDA, and approval by the FDA prior to commercialization in the United States.  Our clinical trials will seek to demonstrate that our formulations and designs produce greater beneficial effects than either drug alone or against an existing drug.

The Drug Approval Process

We will be required to complete several activities before we can market any of our drugs for human use in the United States, including:

●	preclinical studies;

●     submission to the FDA of an Investigational New Drug Application (“IND”), that is a request for authorization from the FDA to administer an investigational drug or biological product to humans, which must become effective before human clinical trials commence;

●     adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate;

●	submission to the FDA of an NDA; and

●     FDA approval of the NDA prior to any commercial sale or shipment of the drug.

Preclinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the potential safety of the product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practice, or GLP regulations. We plan to conduct and submit the results of preclinical tests to the FDA as part of our INDs prior to commencing clinical trials. We may be required to conduct extensive toxicology studies concurrently with the clinical trials.

 Based on preclinical testing, an IND is filed with the FDA to begin human testing of the drug. The IND becomes effective if not rejected by the FDA within 30 days. The IND must indicate the results of previous experiments, how, where and by whom the new studies will be conducted, the chemical structure of the compound, the method by which it is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the compound is manufactured. All clinical trials must be conducted in accordance with good clinical practice, or GCP, regulations. In addition, an Institutional Review Board, or IRB, generally comprised of physicians at the hospital or clinic where the proposed studies will be conducted, must review and approve the IND. The IRB also continues to monitor the study. We must submit progress reports detailing the results of the clinical trials to the FDA at least annually. In addition, the FDA may, at any time during the 30-day period or at any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the IND application process can result in substantial delay and expense.

Clinical trials are typically conducted in three sequential phases that may overlap. Phase I tests typically take approximately one year to complete. The tests study a drug’s safety profile, and may include the safe dosage range.  Phase I clinical studies also determine how a drug is absorbed, distributed, metabolized and excreted by the body, and the duration of its action. In addition, we may, to the extent feasible, assess pain relief in our Phase I trials. In Phase II clinical trials, controlled studies are conducted on volunteer patients with the targeted disease or condition. The primary purpose of these tests is to evaluate the effectiveness of the drug on the volunteer patients as well as to determine if there are any side effects. These studies may be conducted concurrently with Phase I clinical trials. In addition, Phase I/II clinical trials may be conducted to evaluate not only the efficacy of the drug on the patient population, but also its safety. During Phase III clinical trials, the drug is studied in an expanded patient population and in multiple sites. Physicians monitor the patients to determine efficacy and to observe and report any reactions that may result from long-term or expanded use of the drug.

The FDA publishes industry guidelines specifically for the clinical evaluation of painkillers.  We rely in part on these guidelines to design a clinical strategy for the approval of each of our product candidates.  In particular, FDA guidelines recommend that we demonstrate efficacy of our new pain drugs in more than one clinical model of pain.  Acceptable clinical models of pain include different neuropathic pains, fibromyalgia, post-operative pain, and various types of trauma and arthritis pain. Since models differ in their pain intensity and their sensitivity to detect pain, we expect to complete several Phase II studies in multiple clinical models of pain. Upon a clear demonstration of the safety and efficacy of painkillers in multiple clinical models of pain, the FDA has historically approved painkillers with broad indications. Such general purpose labeling often takes the form of “for the management of moderate to severe pain.”

We plan to formulate the drugs and carry on the clinical development.  We may not successfully complete Phase I, Phase II or Phase III testing within any specified time period, or at all, with respect to any of our product candidates. Furthermore, we or the FDA may suspend clinical trials at any time in response to concerns that participants are exposed to an unacceptable health risk.

After the completion of clinical trials, if there is substantial evidence that the drug is safe and effective, an NDA is filed with the FDA. The NDA must contain all of the information on the drug gathered to that date, including data from the clinical trials. NDAs are often over 100,000 pages in length.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting a NDA for filing. In such an event, the NDA must be resubmitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the Federal Food, Drug and Cosmetic Act, the FDA has 365 days in which to review the NDA and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved.

The FDA is not bound by the recommendation of an advisory committee. If FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue either an approval letter, or an approvable letter which usually contains a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter, authorizing commercial marketing of the drug for certain indications. If the FDA’s evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter.

 If the FDA approves the NDA, the drug becomes available for physicians to prescribe. Periodic reports must be submitted to the FDA, including descriptions of any adverse reactions reported. The FDA may request additional post marketing studies, or Phase IV studies, to evaluate long-term effects of the approved drug.

Other Regulatory Requirements

The FDA mandates that drugs be manufactured in conformity with current GMPs. If the FDA approves any of our product candidates, we will be subject to requirements for labeling, advertising, record keeping and adverse experience reporting. Failure to comply with these requirements could result, among other things, in suspension of regulatory approval, recalls, injunctions or civil or criminal sanctions. We may also be subject to regulations under other federal, state, and local laws, including the Occupational Safety and Health Act, the Environmental Protection Act, the Clean Air Act, national restrictions on technology transfer, and import, export, and customs regulations. In addition, any of our products that contain narcotics will be subject to DEA regulations relating to manufacturing, storage, distribution and physician prescribing procedures. It is possible that any portion of the regulatory framework under which we operate may change and that such change could have a negative impact on our current and anticipated operations.

The Controlled Substances Act imposes various registrations, record-keeping and reporting requirements, procurement and manufacturing quotas, labeling and packaging requirements, security controls and a restriction on prescription refills on certain pharmaceutical products. A principal factor in determining the particular requirements, if any, applicable to a product is, its actual or potential abuse profile. The DEA regulates chemical compounds as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. Any of our product candidates that contain a scheduled substance will be subject to regulation by the DEA.

Competition

Our future success will depend, in part, upon our ability to develop products and achieve market share at the expense of existing and established and future products in the relevant target markets. Existing and future products, therapies, technological approaches or delivery systems will compete directly with our products. Competing products may provide greater therapeutic benefits for a specific indication, or may offer comparable performance at a lower cost. Companies that currently sell generic or proprietary pain drugs and novel formulations include, but are not limited to, Pfizer, Depomed, Pain Therapeutics, Roxane Laboratories, Purdue Pharma, Grunenthal, Janssen Pharmaceutica, Abbott Laboratories, Cephalon, Endo Pharmaceuticals, Elkins-Sinn, Watson Laboratories, Ortho-McNeil Pharmaceutical and Forest Pharmaceuticals. Alternative technologies are being developed to increase opioid potency, as well as alternatives to GABA Analog therapy for pain management, several of which are in clinical trials or are awaiting approval from the FDA.

We compete with fully integrated pharmaceutical companies, smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have pain products, such as opioids and GABA analogs and SNRIs already approved by the FDA or in development and operate larger research and development programs in these fields than we do. In addition, many of these competitors, either alone or together with their collaborative partners, have substantially greater financial resources than we do, as well as significantly greater experience in:

●	developing drugs;

●	undertaking preclinical testing and human clinical trials;

●	obtaining FDA and other regulatory approvals of drugs;

●	formulating and manufacturing drugs; and

●	launching, marketing, distributing and selling drugs.

Developments by competitors may render our product candidates or technologies obsolete or non-competitive. Alternatively, competitors may challenge our patents and prevail in a court of law rendering our products, even if they are successfully developed, tested and approved, unmarketable.

Facilities

Our principal offices are located at 759 Bloomfield Ave, Suite 411, West Caldwell, New Jersey 07006.  Because all of our products will be developed by contract manufacturers, we will not initially require production or research space.  Management believes that the current facilities are adequate for the immediate future.

Industry Segments

No information is presented regarding industry segments.  We are presently engaged in the development of certain patents and technology related to drug delivery technologies and drugs.  We have no current plans to participate in another business or industry.  Reference is made to the statements of income included herein in response to Item 13 of this Form 10 for a report of our operating history for the past two fiscal years.

Item 1A.	Risk Factors

We are subject to certain substantial risks inherent to our business and set forth or referred to herein.  Before considering an investment in our common stock, prospective investors should carefully consider, among other potential risks, the following risk factors as well as all other information set forth or referred to herein.  An investment in our shares involves a high degree of risk. If any of the following events or outcomes actually occur, business operating results and financial condition would likely suffer.  As a result, the trading price of our common stock could decline and an investor may lose all or part of the money they invested in our shares.

Risk Factors Related to Our Business

Our auditors have expressed a going concern opinion.

Our  independent auditors include a statement in their report to our financial statements that certain matters regarding the company raise substantial doubt as to our ability to continue as a going concern.  Note 3 to the financial statements states that we do not have significant cash or other material assets, nor do we have an established source of revenues sufficient to cover operating costs and allow us to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have a limited operating history and have not recorded revenues or profits since  inception.  Continuing losses may exhaust capital resources and force us to discontinue operations.

Although the company was formed in 1983, we have had only limited operations and no significant revenues since inception.  We are considered a development stage company, which are considered inherently more risky than established companies.  Because we have no earnings history and there is no assurance that we will realize future revenues, there is doubt as whether we will ever achieve profitability.  If we are unsuccessful in the development and commercialization of differentiated products based on our proprietary oral drug delivery technologies, the substantial negative effect on our business would be substantial and our future would be questionable.

The success of future operations depends on our ability to develop our patent applications and technology and generate revenues from the commercialization of products developed therefrom, which may be subject to many factors.

Our operations to date have been limited to acquiring the patent applications and organizing and staffing our company.  We have not yet demonstrated the ability to formulate and manufacture commercially viable products, obtain regulatory approval or organize sales and marketing activities.  There can be no assurance that we will be able to develop commercially viable products from our patents and technology, or that we will realize material revenues or achieve profitability in the foreseeable future.  The potential to generate revenues and profits from our business depends on many factors, including, but not limited to the following:

●     our ability to secure adequate funding to complete development of our patents and technology into commercially viable products and to market those products;

●	our ability to obtain regulatory approval of our products;

●	the cost and expenses associated with developing products and gaining regulatory approvals;

●      the size and timing of future customer orders, product delivery and customer acceptance, if required;

●      the costs of maintaining and expanding operations;

●      our ability to compete with existing and new entities that offer the same or similar products and services; and

●      our ability to attract and retain a qualified work force as business warrants.

There can be no assurance that we will be able to achieve any of the foregoing factors or realize profitability in the immediate future, or at any time.

If outside collaborators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, our regulatory submissions and product introductions will be materially and negatively affected.

We depend on independent investigators and collaborators, such as universities and medical institutions, to conduct our clinical trials under agreements with us. Presently, we do not have any definitive agreements for the performance of these duties.  These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs.  These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves.  If outside collaborators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, the approval of our regulatory submissions and our introductions of new drugs will be delayed.

Our collaborators may also have relationships with other commercial entities, some of which may compete with us.  If outside collaborators assist our competitors to our detriment, the approval of our regulatory submissions will be delayed and future sales from our products will be less than expected.

If we are unable to design, conduct and complete clinical trials successfully, we will not be able to submit a new drug application to the FDA.

In order to obtain FDA approval of any of our product candidates, we must submit to the FDA a New Drug Application that demonstrates the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials.

We have acquired patent applications that potentially enable several drug candidates. We are currently seeking capital to complete technology optimization for clinical development.  We expect to complete technology development, production of clinical supplies and patient enrollment for PRTT-100, PRTT-200 and PRTT-300 during the current fiscal year and early next year. If clinical data from the studies does not support our hypothesis, we may also elect to discontinue further development of drug candidates that use our technology.

Product development and clinical trials are very expensive.  They are difficult to design and implement, in part because they are subject to rigorous requirements.  The clinical trial process is also time consuming.  Furthermore, if we or the FDA believe that production process may not be safe, or the participating patients are being exposed to unacceptable health risks, we will have to suspend development and or clinical trials.  Failure can occur at any stage of the development and clinical trials, and we could encounter problems that cause us to abandon development and clinical trials or to repeat formulations and or clinical studies.

Success in early trials may not predict success of future trials.

Success in formulation, manufacturing and pre-clinical testing and early clinical trials does not ensure that products will be successful. Results of later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing.

Even if formulation, manufacturing and clinical trials are completed as planned, their results may not support our product claims.  The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses.  Such failure would cause us to abandon a product candidate and could delay development of other product candidates.

Developments by competitors may establish standards of care that affect our ability to conduct our clinical trials as planned.

Changes in standards related to clinical trial design could affect our ability to design and conduct clinical trials as planned.  For example, regulatory authorities may not allow us to compare our drug to a placebo in a particular clinical indication where approved products are available.  In that case, both the cost and the amount of time required to conduct a trial could increase and have a negative affect on our financial condition

If we fail to obtain necessary regulatory approvals, we will not be allowed to commercialize our drugs and we will not generate revenues.

Satisfaction of all regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product candidate, and requires the expenditure of substantial resources for research and development and testing.  Our research and clinical approaches may not lead to drugs that the FDA considers safe for humans and effective for indicated uses.  The FDA may require us to conduct additional clinical testing, in which case we would have to expend additional time and resources. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

●	delay commercialization of, and product revenues from, our product candidates;

●	impose costly procedures on us; and

●	diminish the competitive advantages that we would otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately deny one or more of our NDAs, and we may never obtain regulatory approval for any of our product candidates.  If we fail to achieve regulatory approval of any of our leading product candidates we will have fewer saleable products and corresponding product revenues.  Even if we receive regulatory approval of our products, such approval may involve limitations on the indicated uses or marketing claims we may make for our products. Further, later discovery of previously unknown problems could result in additional regulatory restrictions, including withdrawal of products.  The FDA may also require us to commit to perform post-approval studies, for which we would have to expend additional resources, which could have an adverse effect on our operating results and financial condition.

In foreign jurisdictions, we must receive marketing authorizations from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the aforementioned requirements and risks associated with FDA approval.

Government agencies may establish and promulgate guidelines that directly apply to us and our products that may affect the use of our drugs.

Government agencies, professional societies, and other groups may establish guidelines that apply to our drugs. These guidelines could address such matters as usage and dose, among other factors. Application of such guidelines could mitigate the use of our drugs.

If physicians and patients do not accept and use our drugs, we will not achieve sufficient product revenues and our business will suffer.

Even if we are successful in successfully formulating, manufacturing and testing our drugs and if FDA approves the drugs, physicians and patients may not accept and use them. Acceptance and use of our drugs will depend on a number of factors including:

●      perceptions by members of the healthcare community, including physicians, about the safety and effectiveness of our drugs;

●	cost-effectiveness of our drugs relative to competing products;

●      availability of reimbursement for our products from government or healthcare payers; and

●      effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

We expect to rely on sales generated by our current lead product candidates for substantially all of our product revenues for the foreseeable future.  However, we have not performed a feasibility study related to the potential market of our proprietary oral drug delivery technologies, nor have we commissioned anyone else to do so. Because there has not been a market analysis made, we have no evidence to support the potential demand for our future products.  Failure of our products and services to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition and results of operations and market penetration.

We plan to rely on third party commercial drug manufacturers that could fail to devote sufficient time and resources to our concerns resulting in delayed product introductions and higher costs than expected.

We have no manufacturing facilities and limited experience in drug product development and commercial manufacturing. We lack the resources and expertise to formulate, manufacture or test the technical performance of our product candidates. We intend to rely on a very limited number of company personnel and a small number of contract manufacturers and other vendors to formulate, test, supply, store and distribute drug supplies for our clinical trials.  If these manufacturers fail to devote sufficient time and resource to our product candidates, or if their performance is substandard, our clinical trials and product introduction would be adversely affected.  Drug manufacturers are subject to ongoing periodic, unannounced inspection by the FDA, the DEA and corresponding state and foreign government agencies to ensure strict compliance with good manufacturing practice, other government regulations and corresponding foreign standards.  We have no control over third-party manufacturers’ compliance with these regulations and standards.

The use of alternate manufacturers may be difficult because of the limited number of potential manufacturers that have the necessary governmental licenses to produce narcotic products.

The FDA must approve any alternative manufacturer of our product before we may use them to produce our supplies and products. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all. Our contract manufacturers and vendors may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our products.  If any third party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to such innovation.

Our collaborative agreements may not succeed or may give rise to disputes over intellectual property.

Our strategy to focus on drug discovery of novel drugs discovered by third parties requires us to enter into collaborative agreements from time to time. Collaborative agreements are generally complex and contain provisions that could give rise to legal disputes. Such disputes can delay the development of potential new drug products, or can lead to lengthy, expensive litigation or arbitration. Collaborative agreements often take longer to conclude and may be more expensive than originally expected. Other factors relating to collaborative agreements may adversely affect the success of our potential products, including:

●      the development of parallel products by our collaborators or by a competitor;

●      arrangements with collaborative partners that limit or preclude us from developing certain products or technologies;

●      premature termination of a collaborative agreement; or

●      failure by a collaborative partner to devote sufficient resources to the development of our potential products.

If we are unable to develop our own sales, marketing and distribution capabilities, or if we are not successful in contracting with third parties for these services on favorable terms, our product revenues could be adversely affected.

We currently have no sales, marketing or distribution capabilities. In order to commercialize our products, if any are approved by the FDA, we will either have to develop such capabilities internally or collaborate with third parties who can perform these services for us. If we decide to commercialize any of our drugs ourselves, we may not be able to hire the necessary experienced personnel and build sales, marketing and distribution operations which are capable of successfully launching new drugs and generating sufficient product revenues. In addition, establishing such operations will take time and involve significant expense.

If we decide to enter into co-promotion or other licensing arrangements with third parties, we may be unable to locate acceptable collaborators because the significant number of recent business combinations among pharmaceutical companies has resulted in a reduced number of potential future collaborators. Even if we are able to identify one or more acceptable collaborators, we may not be able to enter into any collaborative arrangements on favorable terms, or at all.

In addition, due to the nature of the market for pain management products, it may be necessary for us to license all, or substantially all of our product candidates to a single collaborator, thereby eliminating our opportunity to commercialize other pain management products independently. If we enter into any collaborative arrangements, our product revenues are likely to be lower than if we marketed and sold our products ourselves.

Any revenues we receive will depend upon the collaborators’ efforts, which may not be adequate due to lack of attention or resource commitments, management turnover, change of strategic focus, further business combinations or other factors outside of our control. Depending upon the terms of our collaboration, the remedies we have against an under-performing collaborator may be limited. If we were to terminate the relationship, it may be difficult or impossible to find a replacement collaborator on acceptable terms, or at all.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our products receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products are unable to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete for market share against fully integrated pharmaceutical companies or other companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have opioid painkillers already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

●      developing drugs;

●      undertaking preclinical testing and human clinical trials;

●      obtaining FDA and other regulatory approvals of drugs;

●      formulating and manufacturing drugs; and

●      launching, marketing, distributing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive.

Alternative technologies, drugs and products are being developed by other companies to improve or replace the use of opioids and calcium channel inhibitors and for pain management, several of which are in clinical trials or are awaiting approval from the FDA. In addition, companies that sell generic opioid and calcium channel inhibitors, such as gabapentin, represent substantial competition. Most of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and partners for acquisitions, joint ventures or other collaborations.

If we are unable to protect our intellectual property our competitors could develop and market products with similar features that may reduce demand for our products.

Our future success, competitive position and potential revenues will depend in part on our ability to protect our intellectual property. If either we, or our other collaborators fail to file, prosecute or maintain certain patents, our competitors could market products that contain features and clinical benefits similar to those of our products, and demand for our products could decline as a result.  Also, it may be possible for unauthorized third parties to copy or reverse engineer aspects of our products, develop similar products independently or otherwise obtain and use information that we regard as proprietary.  Policing the unauthorized use of our technology and products will be difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others.

We intend to file additional patent applications relating to our technology, products and processes. We may direct Nectid, Inc. or our collaborators to file additional patent applications relating to the licensed technology or we may do so ourselves. However, our competitors may challenge, invalidate or circumvent any of our current or future patents. These patents may also fail to provide us with meaningful competitive advantages.

We may become involved in expensive litigation or other legal proceedings related to our existing intellectual property rights, including patents.

 We expect to rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information or be issued patents that may prevent the sale of our products or know-how, or require us to license such information and pay significant fees or royalties in order to produce our products.

Our technology could infringe upon claims of patents owned by others. If we were found to be infringing on a patent held by another, we might have to seek a license to use the patented technology. In that case, we might not be able to obtain such a license on terms acceptable to us, or at all. If a legal action were to be brought against us or our licensors, we could incur substantial defense costs and any such action might not be resolved in our favor. If such a dispute were to be resolved against us, we could have to pay the other party large sums of money and our use of our technology and the testing, manufacture, marketing or sale of one or more of our proposed products could be restricted or prohibited.

The DEA limits the availability of the active ingredients in our current product candidates and, as a result, our quota may not be sufficient to complete clinical trials, meet commercial demand or may result in clinical delays.

The DEA regulates chemical compounds as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. The active ingredients in some of our current product candidates, including Tramadol, Tapentadol, or Morphine, Oxycodeine are listed by the DEA as Schedule II or III substances under the Controlled Substances Act of 1970. Consequently, their manufacture, shipment, storage, sale and use are subject to a high degree of regulation. For example, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist and may not be refilled without a new prescription. Furthermore, the amount of Schedule II substances we can obtain for clinical trials and commercial distribution is limited by the DEA and our quota may not be sufficient to complete clinical trials or meet commercial demand. There is a risk that DEA regulations may interfere with the supply of the drugs used for our drug formulation and formulated drugs used in our clinical trials, and in the future, our ability to produce and distribute our products in the volume needed to meet commercial demand.

Conducting clinical trials of our product candidates exposes us to expensive product liability claims and we may not be able to obtain or maintain product liability insurance on reasonable terms or at all.

The risk of product liability is inherent in the testing of medical products. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or terminate testing of one or more of our products.  Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of our products. We currently do not carry clinical trial insurance or product liability insurance. We may not be able to obtain such insurance at a reasonable cost, if at all. If our agreements with any future corporate collaborators entitle us to indemnification against product liability losses, such indemnification may not be available or adequate should any claim arise.

Our ability to generate product revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement for our products from healthcare payers.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

●      government and health administration authorities;

●      private health maintenance organizations and health insurers; and

●      other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, health maintenance organizations and managed care organizations, are challenging prices charged for medical products and services and/or are seeking pharmacoeconomic data to justify formulary acceptance and reimbursement practices. Government and other healthcare payers increasingly are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has or has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our products, market acceptance could be limited.

Law enforcement concerns over diversion of opioids and social issues around abuse of opioids may make the regulatory approval process very difficult for our drug candidates.

Media stories regarding the diversion of opioids and other controlled substances are commonplace. Law enforcement agencies or regulatory agencies may apply policies that seek to limit the availability of opioids. Such efforts may adversely affect the regulatory approval process for our drug candidates.

If we cannot raise adequate capital on acceptable terms, we may be unable to complete planned formulation, manufacturing and additional clinical trials of any or some of our product candidates.

We plan to fund our near term operations with proceeds from the sale of equity or debt securities, either privately or publicly.  No assurance can be made that such financing will be available on acceptable terms, or at all.   Debt financing could be in the form of a loan from an individual or financial institution.  Such loans could put us at risk for amounts greater than our assets and, if such loan is not promptly repaid, could result in bankruptcy.  In such case, our common stock would most likely become worthless.  Equity financing could take the form of either a private placement or a secondary public offering.  Even if we succeed in selling additional equity or debt securities, existing stockholders’ ownership percentage would be reduced and new investors may demand rights, preferences or privileges senior to those of existing stockholders.

 If we do not succeed in raising additional funds, we may be unable to complete formulations, conduct the planned clinical trials or obtain FDA approval of our product candidates.  In that event we could be forced to discontinue product development, reduce sales and marketing efforts and forego attractive business opportunities.

Because we are preparing to develop and market new products and we are significantly smaller than the majority of our competitors, we may lack the financial resources required to capture a significant market share.

The future market for our drugs derived from our technology will be highly competitive and rapidly changing. We are significantly smaller than most of our competitors and face such competition on a local, regional and international basis.  If we compete for the same geographical markets, our competitors’ financial strength could prevent us from capturing those markets.  Additional new competitors may enter the market and competition may intensify.  Our inability to successfully compete with companies offering similar products will have a material, negative impact on our results of operations.

Our future success depends on retaining existing key employees and hiring and assimilating new key employees.

In order to achieve success, we must retain our current officers, particularly our Chief Executive Officer and Chief Operating Officer, and also be able to attract new, qualified personnel as needed.  We anticipate securing key employees by using employment contracts.  Our ability to attract and retain key personnel is influenced by a variety of factors, including compensation, which could be adversely affected by our financial or market performance.  It would be difficult for us to replace key individuals. Additionally, as we grow we will need to hire additional qualified key personnel.  We may not be able to identify and attract high quality employees or successfully assimilate new employees into our existing management structure.

Competition for qualified personnel in the pharmaceutical industry is intense.  We will compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions, however there is no assurance that our search will be successful.  Attracting and retaining qualified personnel will be critical to our success.

As a reporting company under the Securities Exchange Act of 1934, our cost of doing business will increase significantly because of necessary expenses, including compliance with SEC reporting requirements.

Pursuant to the regulations under the Exchange Act, we will incur significant legal, accounting and other expenses to comply with certain SEC requirements, in particular, the Sarbanes-Oxley Act of 2002.  Sarbanes-Oxley and other rules implemented by the SEC, require management to assess its internal controls over financial reporting and require auditors to attest to that assessment.  Current regulations  require us to include this assessment and attestation in our annual report on Form 10-K.

Management will need to invest significant time and energy to stay current with the requisite reporting responsibilities of the Exchange Act, which will limit their time they can apply to other tasks associated with operating company business.  Management estimates that compliance with the Exchange Act reporting requirements will cost in excess of $35,000 annually.  This is in addition to other costs of doing business.  It is important that we maintain adequate cash flow, not only to operate our business, but also to pay the legal and accounting costs associated with reporting requirements.  If we fail to pay these costs as such costs are incurred, we could become delinquent in our reporting obligations and our shares may no longer remain qualified for quotation on a public market, if one should develop. Further, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.

Risks Relating to Ownership of Our Common Stock

There is a limited public trading market for our common stock.

Our common stock is currently traded in the over-the-counter market and included on the Pink Sheets under the trading symbol “PRTT”.  Following the filing of this registration statement with the SEC, we intend to request a broker/dealer to make an initial application to the Financial Industry Regulatory Authority to have our shares quoted on the OTC Bulletin Board (“OTCBB”).  Inclusion on the OTCBB would permit price quotations for our shares to be published by that service. However, we do not anticipate a substantial public trading market in our shares in the immediate future.

Except for the application to the OTCBB, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for trading on the OTCBB or any other recognized trading market.  Also, there can be no assurance that an active public trading market will develop following acceptance by the OTCBB or at any other time in the future or, that if such a market does develop, that it can be sustained.

Only companies that report their current financial information to the SEC may have their securities included on the OTCBB. Therefore, we must keep current in our filing obligations with the SEC, including periodic and annual reports and the financial statements required thereby.  In the event that we become delinquent in our filings or otherwise lose our status as a "reporting issuer," any future quotation of our shares on the OTC Bulletin Board would be jeopardized.

A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.  Whether stockholders may trade their shares in a particular state is subject to various rules and regulations of that state.

The stock price of our common stock in the public market may be volatile and subject to numerous factors.

There can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or other recognized trading market, or that if they are, there will be an active trading market for the shares.  Accordingly, it could be difficult for holders of our common stock to liquidate their shares.  Any trading market for our shares will most likely be very volatile and subject to numerous factors, many beyond our control.  Some of the factors that may influence the price of our shares are:

●	our ability to develop our patents and technology into commercially viable products;

●      our ability to achieve and maintain profitability;

●      changes in earnings estimates and recommendations by financial analysts;

●      actual or anticipated variations in our quarterly and annual results of operations;

●      changes in market valuations of similar companies;

●      announcements by us or our competitors of significant contracts, new products or drugs, acquisitions, commercial relationships, joint ventures or capital commitments; and

●      general market, political and economic conditions.

In the past, following periods of extreme volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management's time and attention, which would otherwise be used to benefit our business.

Future operating results are difficult to predict.

We may experience significant quarter-to-quarter fluctuations in revenues and net income (loss).  Initially, we will be dependent on securing funding to complete development of our proprietary oral drug delivery technologies.  Thus, we believe that quarter-to-quarter comparisons of our historical operating results will not be a good indication of future performance.  It is likely that in some future quarter, operating results may fall below expectations of securities analysts and investors, which would have negative impact on the price of our common stock.

Effective voting control of our company is held by directors and certain principal stockholders.

Approximately 98% of our outstanding shares of common stock are held by our directors and a small number of principal stockholders.  These persons have the ability to exert significant control in matters requiring a stockholder vote and may have interests that conflict with other stockholders.  As a result, a relatively small number of stockholders acting together, have the ability to control all matters requiring stockholder approval, including the election of directors and approval of acquisitions, mergers and other significant corporate transactions.  This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We do not expect to pay dividends in the foreseeable future, which could make our stock less attractive to potential investors.

We anticipate that we will retain any future earnings and other cash resources for operation and business development and do not intend to declare or pay any cash dividends in the foreseeable future.  Any future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including operating results, financial condition and capital requirements.  Corporations that pay dividends may be viewed as a better investment than corporations that do not.

Trading of our shares in the public market may be subject to certain "penny stock” regulation which could have a negative effect on the price of our shares in the public market.

Public trading of our common stock, whether on the Pink Sheets or the OTCBB, if accepted, may be subject to certain regulations commonly referred to as penny stock rules.  A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  If our stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers.  These may require a broker-dealer to make a special suitability determination for purchasers of penny stocks and to receive the purchaser's prior written consent to the transaction.  A broker-dealer may also be required to deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.  These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the price at which our shares trade.  Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Future sales or the potential for sale of a substantial number of shares of our common stock, could cause our market value to decline.

We currently have outstanding 43,368,012 shares of common stock, of which 42,803,112 shares are considered restricted securities and may be sold only pursuant to a registration statement or the availability of an appropriate exemption from registration.  Sales of a substantial number of these shares in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and materially impair our ability to raise capital through the sale of additional equity securities.

Item 2.	Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Form 10.

We are considered a development stage company with limited capital and no current revenues.  We do not expect to realize any revenues until we are successful in developing, achieving approval and marketing one or more of our drug delivery technologies or solutions.  We anticipate that in the near term, ongoing expenses, including the costs associated with the preparation and filing of this registration statement, will be paid for by advances from stockholders or from the private sale of securities, either debt or equity.  However, there is no assurance that we will be able to realize such funds on terms favorable to us, or at all.

Results of Operations

We did not realized any revenues for the years ended December 31, 2009 and 2008, nor did we realize any revenues during the three month periods ended March 31, 2010 and 2009.  General and administrative expenses for 2009 were $2,150 compared to $1,605 for 2008, resulting in a net loss of $2,150 for 2009 and $1,605 compared for 2008.  General and administrative expenses for the three months ended March 31, 2010 were $1,665 compared to $0 for the 2009 period, resulting in a net loss of $1,665 for the 2010 period and $0 for the 2009 period.

Liquidity and Capital Resources

Total assets at March 31, 2010 were $1,250,000, representing the acquired patent applications, compared to $0 assets at fiscal year end December 31, 2009.  Total liabilities at March 31, 2010 were $6,896, consisting of $5,165 in accounts payable and $1,731 in payable related party.  At December 31, 2009, total liabilities were $5,231 consisting of $3,500 in accounts payable and $1,731 in payable related party.

Because currently we have no revenues and only limited cash reserves, for the immediate future we will have to rely on our directors and/or stockholders to pay expenses or raise funds through the private placement of securities.  There is no assurance that we will be able to raise adequate capital in the immediate future to satisfy cash needs.  At March 31, 2010, we had stockholders’ equity of $1,245,194 compared to a stockholders’ deficit of $5,231 at December 31, 2009.  The increase in equity is directly related to the acquisition of patents.

In the opinion of management, inflation has not and will not have a material effect on the ongoing operations of our company.

Plan of Operation

Protect Pharmaceutical is developing new generation drug delivery technologies that enable products with improved clinical benefits.  We believe our drugs will offer enhanced pain relief and reduced tolerance/physical dependence, reduced addiction potential and side effects compared to existing neuropathic and fibromyalgia drugs and opioid painkillers.  We will conduct our research and development through collaborative programs. We anticipate relying on arrangements with third party drug developers such as contract research organizations and clinical research sites for a significant portion of our product development efforts.

We acquired a portfolio of patent applications in March 2010, although we are yet to formulate products or receive approvals from regulatory agencies or generate any revenues from product sales. We have not been profitable since our inception through March 31, 2010.

We expect to incur significant operating losses for the next several years and until we are able to formulate a commercially viable product.  We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

●      continue to undertake formulation of novel products and subsequent  preclinical and clinical trials for our product candidates;

●      seek regulatory approvals for our product candidates;

●      develop, formulate, manufacture and commercialize our drugs;

●      implement additional internal systems and develop new infrastructure;

●      acquire or in-license additional products or technologies, or expand the use of our technology;

●      maintain, defend and expand the scope of our intellectual property; and

●      hire additional personnel.

Product revenue will depend on our ability to receive regulatory approvals for, and successfully market, our product candidates. In the event that our development efforts result in regulatory approval and successful commercialization of our product candidates, we will generate revenue from direct sales of our products and/or, if we license our products to future collaborators, from the receipt of license fees and royalties from licensed products.

Management estimates that our research and development expenses for the next 12 months will be approximately $2.5 million, primarily for research and pilot studies.  We also estimate that other expenses, including personnel, general and administrative and miscellaneous expenses could be as much as $1.5 million during the same time period.  Because we currently have no revenues, most likely the only source of funding these expenses will be through he private sale of our securities, either equity or debt.  We are currently exploring possible funding sources, but we have not entered into any arrangements or agreements for funding as of this time.  If we are unable to raise the necessary funding, our research and development plans will be delayed indefinitely.  There can be no assurance that we will be able to raise the funds necessary to carry out our business plan on terms favorable to the company, or at all.

Net Operating Loss

We have accumulated approximately $21,150 of net operating loss carryforwards as of December 31, 2009.  This loss carry forward may be offset against taxable income and income taxes in future years and expires starting in the year 2010 through 2030.  The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards.  In the event of certain changes in control, there will be an annual limitation on the amount of net operating loss carryforwards which can be used.  No tax benefit has been reported in the financial statements for fiscal years ended December 31, 2009 and 2008 or the three months ended March 31, 2010 because it has been fully offset by a valuation reserve.  The use of future tax benefit is undeterminable because presently we have not started full operations.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends FASB Accounting Standard Codification for EITF 09-1.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We do not expect the provisions of ASU 2009-14 to have a material effect on our financial position, results of operations or cash flows.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We do not expect the provisions of ASU 2009-13 to have a material effect on our financial position, results of operations or cash flows.

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or its equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. We do not expect the provisions of ASU 2009-12 to have a material effect on our financial position, results of operations or cash flows.

In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued EITF No. 09-1, (ASC Topic 470) Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance ("EITF 09-1"). The provisions of EITF 09-1, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. EITF 09-1 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009.

Item 3.	Properties

We do not presently own any property, but instead we lease a small office in West Caldwell, New Jersey, which is used as general office space. We believe that this facility will be adequate and suitable for our immediate current needs.

Item 4.	Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, based upon stockholder records and the representations of our officers and directors, as of June 8, 2010, with respect to each person known to own beneficially more than 5% of the outstanding common stock, each director and all directors and officers as a group.  The address of each person listed below, unless otherwise indicated, is c/o Protect Pharmaceutical Corporation, 759 Bloomfield Ave, Suite 411, West Caldwell, New Jersey 07006.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class(1)
Directors and Executive Officers
William D. Abajian	5,000,000	11.5%
Anna E. Gluskin	20,000	.05%
Gerald Bernstein, MD	20,000	.05%

5% Stockholders
Nectid Inc.(2)	5,000,000	11.5%
116, Village Boulevard
Princeton, NJ 0854
Edward F. Cowle	8,250,000	19.0%
20 West 64th Street
New York, NY 10023
GBB Limited (3)
c/o Lion Corporate Services	15,000,000	34.6%
Cumberland House
#27 Cumberland Street / Box N-10818
Nassau, New Providence
Geoff Williams	2,785,556	6.4%
175 South Main Street, Suite 740
Salt Lake City, UT 84111
H. Deworth Williams	6,562,556	15.1%
175 South Main Street, Suite 740
Salt Lake City, UT 84111

All directors and officers a group (4 persons)	10,040,000(4)	23.2%

Note:	Unless otherwise indicated, we have been advised that each person above has sole voting power over the shares indicated above.

(1)	Based upon 43,368,012 shares of common stock outstanding on June 8, 2010.
(2)
Nectid Inc. is a Delaware corporation with offices in Princeton, New Jersey and principally owed by Ramesha Sesha, our director and Chief Operating Officer who has voting control and investment power over the shares.

(3)	GBB Limited is a Bahamian corporation entity principally controlled by Barry Herman, who has voting control and investment power over the shares.
(4)	Includes 5,000,000 shares held in the name of Nectid Inc., that is controlled by Ramesha Sesha, our director and Chief Operation Officer.

Item 5.	Directors and Executive Officers

The executive officers and directors of the company are as follows:

Name	Age	Position
William D. Abajian	52	President, CEO, Treasurer and Director
Ramesha Sesha	45	COO, Secretary and Director
Anna E. Gluskin	58	Director
Gerald Bernstein, MD	77	Director

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.  There are no agreements with respect to the election of directors.  We have not compensated directors for service on the board of directors or any committee thereof, although two outside director have each received 20,000 shares of our common stock upon becoming a director.  Directors are entitled to be reimbursed for expenses incurred for attendance at meetings of the board and any committee of the board.  However, directors may defer expenses and/or take payment in shares of Protect common stock.  As of the date hereof, no director has accrued any expenses or compensation.  Officers are appointed annually by the board and each executive officer serves at the discretion of the board.  Presently we do not have any standing committees.

No director, officer or affiliate has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

Two of our directors are employed by the company.  Our two outside directors currently devote only such time to company affairs as needed.  The time devoted could amount to as little as 1% of the time they devote to their own business affairs, or if business conditions ultimately warrant, they could possibly elect to devote their full time to our business.  Presently, there are no other persons whose activities are material to our operations.

Currently, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of our affairs.  Present management openly accepts and appreciates any input or suggestions from stockholders.  However, the board of directors is elected by stockholders and the stockholders have the ultimate say in who represents them on the board.  There are no agreements or understandings for any officer or director to resign at the request of another person and none of the current offers or directors are acting on behalf of, or will act at the direction of any other person.

The business experience of each of the persons listed above during the past five years is as follows:

William D. Abajian became a director in February 2010 and serves as our President, Chief Executive Officer and Treasurer.  Mr. Abajian is a Business Development Consultant and has served in senior management and executive positions with various businesses for the past 25 years.  He has been involved in the development and launches of a number of pharmaceutical and device products.  In 1988, he founded CPG Inc. in Lincoln Park, New Jersey, where he served as Chief Executive Officer until 2002. CPG Inc. invented, manufactured and sold DNA Synthesis products, chromatography media’s and molecular biology kits to researchers.  This privately-held company was sold to Millipore Corporation in 2002.  Prior to running his own company, Mr. Abajian served as the Vice President of Sales and Marketing at Electro Nucleonics Inc. in Fairfield, New Jersey between 1981 and 1988. Electro Nucleonics Inc. invented, manufactured and sold blood chemistry systems and diagnostic kits worldwide.  In 2004, he founded The Abajian Group LLC, a company that advises CEOs on strategic planning and assists in the commercialization of technologies and sales and marketing.  He continues to serve as a trustee of Eva’s Village, a non-for-profit organization in Paterson, New Jersey and of St. Joseph’s Hospital in Paterson, New Jersey, where he previously held the positions of Chairman of the OPEC Committee and a member of the hospital’s Finance and Pension Committee and the Executive Committee. Mr. Abajian also serves as a Business Development Consultant to Generex Biotechnology Corporation.

Ramesha Sesha has been a director and Chief Operating Officer and Secretary since March 2010.  Mr. Sesha has over 15 years experience in both the brand and generic pharmaceutical industry.  In November 2007, he founded Nectid Inc, a privately held, Princeton based pharmaceutical research and development firm.  Nectid successfully outsourced the development of three platform technologies and a portfolio of combination and slow release drugs in diabetes and pain therapeutic area.  Mr. Sesha continues to be the honorary President of Nectid.  From 2001 to October 2007, Mr. Sesha was the Senior Vice President of Intellectual Property and Corporate3 Development at Wockhardt Limited in Bedminster, New Jersey,  a generic pharmaceutical company.  Mr. Sesha holds a Ph. D, Degree to be conferred (1984 – 1987), Raman Research Institute, Bangalore, India, and a Masters of Science in 1984 from the University of Mysore, Mysore, India, with a focus on organic chemistry.

Anna E. Gluskin became a director in March 2010.  Ms. Gluskin has been a director of Generex Biotechnology Corporation since September 1997 and served its President and Chief Executive Officer since October 1997 and Chairperson of the Generex Board of Directors since November 2002. She held comparable positions with Generex Pharmaceuticals Inc. from its formation in 1995 until its acquisition by Generex in October 1997.  Ms. Gluskin holds a Masters degree in Microbiology and Genetics from Moscow State University.

Gerald Bernstein, MD became a director in May 2010.  Dr. Bernstein, M.D., F.A.C.P. graduated from Dartmouth College and Tufts University School of Medicine. He is board certified in internal medicine (1966) and endocrinology and metabolism (1973).  Dr. Bernstein is an associate clinical professor at the Albert Einstein College of Medicine in New York.  He is an attending physician at Beth Israel Medical Center, and physician emeritus at Lenox Hill Hospital and Montefiore Medical Center, all in New York.  He was formerly Director of the Beth Israel Health Care Systems Diabetes Management Program. Dr. Bernstein was president of the American Diabetes Association in 1998-99 and was for many years a member of the ADA's Board of Directors and its Executive Committee.  Dr. Bernstein presently serves on several ADA committees and on the Board of Directors of the American Diabetes Association Research Foundation.  He also serves as Vice President Medical Affairs for Generex Biotechnology Corporation.

Item 6.	Executive Compensation

We have not had a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors.  We have not paid any salaries or other compensation to our officers, directors or employees for the three-month period ended March 31, 2010 and fiscal year ended December 31, 2009 and 2008.  We have entered into employment agreements with our Chief Executive Officer and Chief Operating Officer.  We believe that it will be necessary for these persons to defer any compensation until such time as operations provide sufficient cash flow to provide for salaries.  As of the date hereof, no person has accrued any compensation.

Item 7.	Certain Relationships and Related Transactions and Director Independence

During the last three years, to the best knowledge of the company, there was no person who had or has a direct or indirect material interest in any transaction or proposed transaction to which the company was or is a party.

Currently we have four directors serving on our board of directors.  Two directors, Anne E. Gluskin and Dr. Gerald Bernstein are outside directors and considered independent.  We do not presently have any standing committees, although our Bylaws empower the board to establish one or more committees, including an audit and compensation committee.

Item 8.	Legal Proceedings

There are presently no material pending legal proceedings to which the company is a party or to which any of our property is subject and, to the best of our knowledge, no such actions against the company are contemplated or threatened.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock currently trades in the over-the-counter market and is included on the Pink Sheets under the trading symbol of “PRTT.”  There is currently a limited public trading market for our shares and there has only been sporadic trades.  Accordingly, no trading history is being presented.  The last reported trade by the Pink Sheets was at $1.02 per share on May 18, 2010.

Following the effectiveness of this registration statement, we intend to request a broker/dealer to make an initial application to the Financial Industry Regulatory Authority to have our shares quoted on the OTCBB.  Inclusion on the OTCBB would permit price quotations for our shares to be published by that service.  Except for our application to the OTCBB, there are no other plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. Also, there can be no assurance that an active public trading market in our shares will develop or, that if such a market does develop, that it can be sustained.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

It is most unlikely that our securities will be listed on any national or regional exchange or on The Nasdaq Stock Market in the near future.  Therefore our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule.  Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is:

●	registered and traded on a national securities exchange meeting specified criteria set by the SEC;

●	authorized for quotation on The Nasdaq Stock Market;

●	issued by a registered investment company;

●	excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or

●	exempted from the definition by the SEC.

Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), are subject to additional sales practice requirements.  Broker-dealers must also make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities.  Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.

Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in Protect common stock and may affect the ability of stockholders to sell their shares.  These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which the shares trade. Classification of Protect shares as penny stocks increases the risk of an investment in the shares.

As of June 8, 2010, there were approximately 55 holders of record of our common stock.  All of the outstanding shares of common stock were issued pursuant to exemptions under the 1933 Act.

Rule 144

Rule 144 is the common means for a stockholder to resell restricted securities and for an affiliate to sell securities, either  restricted or non restricted (control) shares.  Rule 144 was amended by the SEC, effective February 15, 2008.

Under the amended Rule 144, an affiliate of a company filing reports under the Exchange Act who has held their shares for more than six months, may sell in any three-month period an amount of shares that does not exceed the greater of:

●       the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale, or

●      1% of the shares then outstanding.

Sales by affiliates under Rule 144 are also subject to certain requirements as to the manner of sale, filing appropriate notice and the availability of current public information about the issuer.

A non affiliate stockholder of a reporting company, who has held restricted shares for more than six months, may make unlimited resales under Rule 144, provided only that the issuer has available current public information about itself.  After a one-year holding period, a non affiliate may make unlimited sales with no other requirements or limitations.

If a company is not a reporting company under the Exchange Act, restricted shares cannot be sold in reliance on Rule 144, by either an affiliate or a non affiliate, until the stockholder has satisfied a one year holding period.  After the one year holding period, an affiliate may sell restricted shares pursuant to the same Rule 144 provisions as an affiliate of a reporting company having satisfied a six month holding period.  A non affiliate of a non reporting company, who has held their restricted shares for more than one year, may make unlimited resales under Rule 144 with no other requirements or limitations.

Current holders of restricted shares may in the future elect to sell shares of our common stock pursuant to Rule 144, provided they comply with the appropriate holding periods and volume limitations.  We cannot predict the effect any future sales under Rule 144 may have on the market price of our common stock, but such sales could have a substantial depressing effect on the market price.

Dividend Policy

We have not declared or paid cash dividends or made distributions in the past on our common stock, and we do not anticipate paying cash dividends or making distributions in the foreseeable future.  It is our present intention to retain and invest any future earnings to finance operations.

Item 10.       Recent Sales of Unregistered Securities

Upon the acquisition of patent applications from Nectid in February 2010 we issued 5 million shares of our authorized, but previously unissued common stock to Ramesha Sesha pursuant to the terms of the acquisition agreement.  In May 2010, we issued 5 million shares of our common stock to William D. Abajian pursuant tot he terms of his employment agreement.  Also in May 2010, we issued 40,000 shares to two new directors (20,000 shares each), and an aggregate of 165,000 shares to two persons for services.  These shares were all issued pursuant to an exemption from registration under the Securities Act of 1933 provided by Section 4(2) of that Act.

Item 11.       Description of Registrant’s Securities to be Registered

Common Stock

We are authorized to issue 50 million shares of common stock, par value $0.005 per share, of which 43,368,012 shares are issued and outstanding as of the date hereof.  All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights.  Each share of common stock entitles the holder thereof to:

(i)	One non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;

(ii)	to participate equally and to receive any and all such dividends as may be declared by the board of directors out of funds legally available therefor; and

(iii)	to participate pro rata in any distribution of assets available for distribution upon liquidation of the company.

Stockholders have no preemptive rights to acquire additional shares of common stock or any other securities.  The common stock is not subject to redemption and carries no subscription or conversion rights.  All outstanding shares of common stock are fully paid and non-assessable.

Item 12.        Indemnification of Directors and Officers

As permitted by the provisions of the Nevada Revised Statutes (the “NRS”), we have the power to indemnify any person made a party to an action, suit or proceeding because the person was a director, officer, employee or agent of the company.  Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation, which is not the case with our articles of incorporation.

Excepted from that immunity are:

(1)   a willful failure to deal fairly with the company or our stockholders in connection with a matter in which the director has a material conflict of interest;

(2)   a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

(3)   a transaction from which the director derived an improper personal profit; and

(4)   willful misconduct.

Our by-laws provide that we will indemnify all officers and directors, past, present and future, against any and all expenses incurred, including, but not limited to, legal fees, judgments and penalties that may be incurred in any legal action brought against them for any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors.

We may pay the expenses of an officer or director incurred in defending a civil or criminal action, suit or proceeding, as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the company.

The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another entity.  Coverage may include any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the Company has the authority to indemnify them against such liability and expenses.  Presently, the Company does not carry such insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

Transfer Agent

We have designated as our transfer agent Interstate Transfer Company, 6084 South 900 East, Suite 101, Salt Lake City, Utah  84121.

Item 13.	Financial Statements and Supplementary Data

Our financial statements for the fiscal years ended December 31, 2009 and 2008 have been examined to the extent indicated in their reports by Sadler, Gibb & Associates, L.L.C., independent certified public accountants.  The financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to Regulation S-X as promulgated by the SEC, and are included herein in response to Item 13 of this Form 10.  The unaudited financial statements for the three-month period ended March 31, 2010 have been prepared by the company.

Item 14.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

On April 19, 2010, we engaged Sadler, Gibb and Associates as our independent certifying accountants.  For the three years prior to the engagement of Sadler, Gibb and Associates, we did not have audited financial statements prepared for the company.   During the two most recent fiscal years and the interim periods preceding the engagement, we have not consulted Sadler, Gibb and Associates regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-B.

Item 15.   Financial Statements and  Exhibits

(a)	Index to Financial Statements

Annual Financial Statements for the Fiscal Years Ended June 30, 2009 and 2008

Financial Statements for the Three Months Ended March 31, 2010

(b)	The following exhibits are filed with this registration statement:

Exhibit No.	Exhibit Name
2.1	Patent Acquisition Agreement
2.2	Patent Portfolio
3.1	Articles of Incorporation
3.2	Certificate of Amendment - Capitalization Change
3.3	Certificate of Amendment - Name Change 2006
3.4	Certificate of Amendment - Name Change 2010
3.5	By-Laws
4.1	Instrument defining rights of holders - Specimen Stock Certificate
10.1	Employment Agreement – Ramesha Sesha
10.2	Form of Employment Agreement – William D. Abajian

PROTECT PHARMACEUTICAL CORPORATION

AUDIT REPORT OF INDEPENDENT ACCOUNTANTS
AND
FINANCIAL STATEMENTS

December 31, 2009 and 2008

PROTECT PHARMACEUTICAL CORPORATION

SADLER, GIBB & ASSOCIATES, L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Protect Pharmaceutical Corporation
(A development stage company)

We have audited the accompanying balance sheet of Protect Pharmaceutical Corporation as of December 31, 2009 and 2008, and the related statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Protect Pharmaceutical Corporation as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has had a loss from operations since inception of $153,755, an accumulated deficit of $772,596, and working capital deficit of $5,231, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT
May 17, 2010

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
BALANCE SHEETS

	December 31,	December 31,
	2009	2008

ASSETS

CURRENT ASSETS

Cash	$-	$-

Total Current Assets	-	-

TOTAL ASSETS	$-	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable	$3,500	$1,500
Payable related party	1,731	1,581

Total Current Liabilities	5,231	3,081

TOTAL LIABILITIES	5,231	3,081

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock; 50,000,000 shares authorized, at $0.005 par value, 33,163,012 and 33,163,012 shares issued and outstanding, respectively	33,163	33,163
Additional paid-in capital	734,202	734,202
Deficit accumulated during the development stage	(772,596)	(770,446)

Total Stockholders' Equity (Deficit)	(5,231)	(3,081)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$-	$-

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
STATEMENTS OF OPERATIONS

			From Inception
			on August 5,
	For the Year Ended		1987 Through
	December 31,		December 31,
	2009	2008	2009

REVENUES	$-	$-	$-

EXPENSES

General and administrative	2,150	1,605	153,755

LOSS FROM OPERATIONS	(2,150)	(1,605)	(153,755)

LOSS FROM DISCONTINUED OPERATIONS	-	-	(4,340,551)

Income Taxes	-	-	-

NET LOSS	$(2,150)	$(1,605)	$(4,494,306)

BASIC AND DILUTED LOSS PER SHARE OF COMMON STOCK	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	33,163,012	33,163,012

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage

Balance August 5, 1987	-	$-	$-	$-

Net loss for the period ended December 31, 1987	-	-	-	(30)

Balance, December 31, 1987	-	-	-	(30)

Common stock issued for services rendered at $15.00 per share on January 27, 1988	624,000	624	2,339,376	-

Common stock issued for Midway Mining Development Corp. at $15.00 per share on January 27, 1988	359,592	360	1,348,110	-

Common stock issued for mining claims at predecessor cost on May 24, 1988	19,420	19	(19)	-

Common stock cancelled due to the acquisition agreement on Midway Mining and Development Corp. being rescinded on July 6, 1988	(209,112)	(1,046)	-	-

Common stock issued for services rendered at $0.00 per share on July 6, 1988	209,112	1,046	-	-

Additional capital contributed	-	-	33,000	-

Net loss for the year ended December 31, 1988	-	-	-	(3,721,500)

Balance, December 31, 1988	1,003,012	1,003	3,720,467	(3,721,530)

Net loss for the year ended December 31, 1989	-	-	-	(30)

Balance, December 31, 1989	1,003,012	$1,003	$3,720,467	$(3,721,560)

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage

Balance, December 31, 1989	1,003,012	$1,003	$3,720,467	$(3,721,560)

Net loss for the year ended December 31, 1990	-	-	-	(30)

Balance, December 31, 1990	1,003,012	1,003	3,720,467	(3,721,590)

Net loss for the year ended December 31, 1991	-	-	-	(30)

Balance, December 31, 1991	1,003,012	1,003	3,720,467	(3,721,620)

Net loss for the year ended December 31, 1992	-	-	-	(30)

Balance, December 31, 1992	1,003,012	1,003	3,720,467	(3,721,650)

Net loss for the year ended December 31, 1993	-	-	-	(30)

Balance, December 31, 1993	1,003,012	1,003	3,720,467	(3,721,680)

Quasi - reorganization (Note 2)	-	-	(3,721,710)	3,721,710

Net loss for the year ended December 31, 1994	-	-	-	(30)

Balance, December 31, 1994	1,003,012	1,003	(1,243)	-

Common stock issued for services rendered at $15.00 per share on June 12, 1995	160,000	160	599,840	-

Additional capital contributed	-	-	2,605	-

Net loss for the year ended December 31, 1995	-	-	-	(605,105)

Balance, December 31, 1995	1,163,012	$1,163	$601,202	$(605,105)

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage

Balance, December 31, 1995	1,163,012	$1,163	$601,202	$(605,105)

Common stock issued for expenses paid at $0.01 per share	2,000,000	2,000	13,000	-

Net loss for the year ended December 31, 1996	-	-	-	(12,260)

Balance, December 31, 1996	3,163,012	3,163	614,202	(617,365)

Net loss for the year ended December 31, 1997	-	-	-	-

Balance, December 31, 1997	3,163,012	3,163	614,202	(617,365)

Net loss for the year ended December 31, 1998	-	-	-	-

Balance, December 31, 1998	3,163,012	3,163	614,202	(617,365)

Net loss for the year ended December 31, 1999	-	-	-	-

Balance, December 31, 1999	3,163,012	3,163	614,202	(617,365)

Net loss for the year ended December 31, 2000	-	-	-	-

Balance, December 31, 2000	3,163,012	3,163	614,202	(617,365)

Net loss for the year ended December 31, 2001	-	-	-	-

Balance, December 31, 2001	3,163,012	3,163	614,202	(617,365)

Net loss for the year ended December 31, 2002	-	-	-	-

Balance, December 31, 2002	3,163,012	$3,163	$614,202	$(617,365)

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage

Balance, December 31, 2002	3,163,012	$3,163	$614,202	$(617,365)

Net loss for the year ended December 31, 2003	-	-	-	-

Balance, December 31, 2003	3,163,012	3,163	614,202	(617,365)

Net loss for the year ended December 31, 2004	-	-	-	-

Balance, December 31, 2004	3,163,012	3,163	614,202	(617,365)

Net loss for the year ended December 31, 2005	-	-	-	(1,476)

Balance, December 31, 2005	3,163,012	3,163	614,202	(618,841)

Net loss for the year ended December 31, 2006	-	-	-	-

Balance, December 31, 2006	3,163,012	3,163	614,202	(618,841)

Common stock issued for services at $0.005 per share on May 9, 2007	30,000,000	30,000	120,000	-

Net loss for the year ended December 31, 2007	-	-	-	(150,000)

Balance, December 31, 2007	33,163,012	33,163	734,202	(768,841)

Net loss for the year ended December 31, 2008	-	-	-	(1,605)

Balance, December 31, 2008	33,163,012	33,163	734,202	(770,446)

Net loss for the year ended December 31, 2009	-	-	-	(2,150)

Balance, December 31, 2009	33,163,012	$33,163	$734,202	$(772,596)

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

			From Inception
			on August 5,
	For the Year Ended		1987 Through
	December 31,		December 31,
	2009	2008	2009

OPERATING ACTIVITIES

Net loss	$(2,150)	$(1,605)	$(4,494,306)
Adjustments to reconcile loss to cash flows from operating activities
Common stock issued for services	-	-	3,874,170
Loss from disposition of subsidiary	-	-	564,300
Expenses paid on behalf of the Company	150	105	52,336
Changes in operating assets and liabilities
Increase in accounts payable	2,000	1,500	3,500

Net Cash Used in Operating Activities	-	-	-

INVESTING ACTIVITIES	-	-	-

FINANCING ACTIVITIES

Net Cash Provided by Financing Activities	-	-	-

NET INCREASE IN CASH	-	-	-

CASH AT BEGINNING OF PERIOD	-	-	-

CASH AT END OF PERIOD	$-	$-	$-

SUPPLEMENTAL CASH FLOW INFORMATION:CASH PAID FOR:
CASH PAID FOR:

Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 1 - ORGANIZATION AND HISTORY

Business and Organization

The financial statements presented are those of Protect Pharmaceutical, Corp. (a development stage company) (“the Company”).  The Company was originally incorporated under the laws of the state of Idaho on August 5, 1987.  The Company was incorporated for the purpose of purchasing, leasing or otherwise acquiring mining claims and rights and also to develop mines.  The Company was unable to raise development money and the Company’s operations ceased.  The Company has been seeking new business opportunities believed to hold a potential profit or to merge with an existing, operating company.  On July 15, 1996 the Company changed its name from Interstate Mining and Development Properties, Inc. to Interstate Development, Inc.

On January 27, 1988, the Company acquired Midway Mining and Development Corp.  in a stock-for-stock reorganization pursuant to Section 36B (a) (1) (B) of the Internal Revenue Code.  In the reorganization, shareholders of Midway Mining and Development Corp. transferred all of their shares of common stock to the Company in exchange for 89,898 shares of common stock of the Company.  However, since the Company was unable to begin operations and had no operating assets, 52,278 of the original shares issued for Midway Mining and Development Corp. were later cancelled on July 6, 1988 and the subsidiary was transferred back to its original owners.

As of June 15, 2006, the name of the Company changed to Pro-Tect, Inc. and its domicile was moved to the state of Nevada.  Subsequently, the Company changed its name on March 25, 2010 to Protect Pharmaceutical, Corp.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is December 31. The Company has not realized revenues as of December 31, 2009 and is classified as a development stage enterprise.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates
Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. As of December 31, 2009 and 2008 the Company had    $-0- and $-0- of cash and cash equivalents, respectively.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company currently has no source of revenues.  The Company will recognize revenue from the performance of its services and/or sale of its products in accordance with Securities and Exchange Commission Staff Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. Revenue will be recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is provided, and collectability is assured.

Advertising Costs

The Company follows the policy of expensing advertising costs during the period in which they are incurred. The Company incurred no advertising costs during the years ended December 31, 2009 and 2008, respectively.

Stock-based Compensation

The Company adopted SFAS No. 123-R (ASC 718) effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 718. As of December 31, 2009, the Company has not issued any share-based payments to its employees.

Provision for Taxes

The Company applies SFAS No. 109 (ASC 740), which requires the asset and liability method of accounting for income taxes.  The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. Deferred tax assets are reviewed for recoverability and the Company records a valuation allowance to reduce its deferred tax assets when it is more likely than not that all or some portion of the deferred tax assets will not be recovered.

The Company adopted FIN 48(ASC 740), at the beginning of fiscal year 2009. This interpretation requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach, requiring the recognition and measurement of uncertain tax positions. The adoption of FIN 48 (ASC 740) had no material impact on the Company’s financial statements.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of December 31, 2009 and 2008.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic (Loss) per Common Share (continued)

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Loss (numerator)	$(2,150)	$(1,605)
Shares (denominator)	33,163,012	33,163,012
Per share amount	$(0.00)	$(0.00)

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset de-recognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167.

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The Company does not expect the provisions of ASU 2009-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued EITF No. 09-1, (ASC Topic 470) "Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance" ("EITF 09-1"). The provisions of EITF 09-1, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. EITF 09-1 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)

Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. The Company does not expect the provisions of EITF 09-1 to have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 3 – GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs which raises substantial doubt regarding its ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – RELATED PARTY PAYABLE

Various startup expenses of the Company including purchase of property and equipment, officer’s compensation and general and administrative expenses have been paid for using funds provided by the shareholders of the Company. The loans are non interest bearing, unsecured and due upon demand. The Company owes $1,731 and $1,581 for such loans as of December 31, 2009 and 2008, respectively.

NOTE 5 – INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (ASC 740). ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 5 – INCOME TAXES (CONTINUED)

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to net loss before provision for income taxes for the following reasons:

	December 31, 2009	December 31, 2008
Income tax expense at statutory rate	$(839)	$(626)
Valuation allowance	839	626
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of:

	December 31, 2009	December 31, 2008
NOL carryover	$8,249	$7,410
Valuation allowance	(8,249)	(7,410)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $21,150 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 6 – SUBSEQUENT EVENTS

On February 6, 2010 the Company entered into a Patent Acquisition Agreement, whereby it was assigned various patents for pharmaceutical products in exchange for 7,000,000 shares of the Company’s common stock. 5,000,000 shares were delivered immediately to the assignor and 2,000,000 shares are held to be delivered upon the successful completion of $2,000,000 financing. The patents are also subject to a 20% royalty on revenues, a 10% milestone payment and an employment agreement. The Company is responsible for the completion of a development program to commercialize products using the patented technologies within 5 years.

The employment agreement provides that the patent holder will become the Company’s Chief Operating Officer. The agreement provides for an annual salary $250,000 in year one, $300,000 in year two and $350,000 in year three. The agreement also provides for compensatory common stock purchase warrants to be issued at not less than 20% of the shares issued for financing and other standard employee benefits.

In accordance with ASC 855-10, Company management reviewed all material events and determined that there are no other material subsequent events to report.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
Balance Sheets

	March 31,	December 31,
	2010	2009
	(unaudited)

ASSETS

CURRENT ASSETS
Cash	$-	$-

Total Current Assets	-	-

OTHER ASSETS
Patents, net	1,250,000	-

TOTAL ASSETS	$1,250,000	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$5,165	$3,500
Payable related party	1,731	1,731

Total Current Liabilities	6,896	5,231

TOTAL LIABILITIES	6,896	5,231

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock; 50,000,000 shares authorized, at $0.005 par value, 38,163,012 and 33,163,012 shares issued and outstanding, respectively	170,815	165,815
Additional paid-in capital	1,846,550	601,550
Deficit accumulated during the development stage	(772,171)	(772,596)

Total Stockholders' Equity (Deficit)	1,245,194	(5,231)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$1,252,090	$-

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
Statements of Operations
(unaudited)

			From Inception
			on August 5,
	For the Three Months Ended		1987 Through
	March 31,		March 31,
	2010	2009	2010

REVENUES	$-	$-	$-

EXPENSES

General and administrative	1,665	-	155,420

LOSS FROM OPERATIONS	(1,665)	-	(155,420)

LOSS FROM DISCONTINUED OPERATIONS	-	-	(4,340,551)

Income Taxes	-	-	-

NET LOSS	$(1,665)	$-	$(4,495,971)

BASIC AND DILUTED LOSS PER SHARE OF COMMON STOCK	$(0.00)	$0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	35,774,123	33,163,012

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage

Balance August 5, 1987	-	$-	$-	$-

Net loss for the period ended December 31, 1987	-	-	-	(30)

Balance, December 31, 1987	-	-	-	(30)

Common stock issued for services rendered at $15.00 per share on January 27, 1988	624,000	3,120	2,336,880	-

Common stock issued for Midway Mining Development Corp. at $15.00 per share on January 27, 1988	359,592	1,798	1,346,672	-

Common stock issued for mining claims at predecessor cost on May 24, 1988	19,420	97	(97)	-

Common stock cancelled due to the acquisition agreement on Midway Mining and Development Corp. being rescinded on July 6, 1988	(209,112)	(1,046)	-	-

Common stock issued for services rendered at $0.00 per share on July 6, 1988	209,112	1,046	-	-

Additional capital contributed	-	-	33,000	-

Net loss for the year ended December 31, 1988	-	-	-	(3,721,500)

Balance, December 31, 1988	1,003,012	5,015	3,716,455	(3,721,530)

Net loss for the year ended December 31, 1989	-	-	-	(30)

Balance, December 31, 1989	1,003,012	$5,015	$3,716,455	$(3,721,560)

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage

Balance, December 31, 1989	1,003,012	$5,015	$3,716,455	$(3,721,560)

Net loss for the year ended December 31, 1990	-	-	-	(30)

Balance, December 31, 1990	1,003,012	5,015	3,716,455	(3,721,590)

Net loss for the year ended December 31, 1991	-	-	-	(30)

Balance, December 31, 1991	1,003,012	5,015	3,716,455	(3,721,620)

Net loss for the year ended December 31, 1992	-	-	-	(30)

Balance, December 31, 1992	1,003,012	5,015	3,716,455	(3,721,650)

Net loss for the year ended December 31, 1993	-	-	-	(30)

Balance, December 31, 1993	1,003,012	5,015	3,716,455	(3,721,680)

Quasi - reorganization (Note 2)	-	-	(3,721,710)	3,721,710

Net loss for the year ended December 31, 1994	-	-	-	(30)

Balance, December 31, 1994	1,003,012	5,015	(5,255)	-

Common stock issued for services rendered at $15.00 per share on June 12, 1995	160,000	800	599,200	-

Additional capital contributed	-	-	2,605	-

Net loss for the year ended December 31, 1995	-	-	-	(605,105)

Balance, December 31, 1995	1,163,012	$5,815	$596,550	$(605,105)

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage

Balance, December 31, 1995	1,163,012	$5,815	$596,550	$(605,105)

Common stock issued for expenses paid at $0.01 per share	2,000,000	10,000	5,000	-

Net loss for the year ended December 31, 1996	-	-	-	(12,260)

Balance, December 31, 1996	3,163,012	15,815	601,550	(617,365)

Net loss for the year ended December 31, 1997	-	-	-	-

Balance, December 31, 1997	3,163,012	15,815	601,550	(617,365)

Net loss for the year ended December 31, 1998	-	-	-	-

Balance, December 31, 1998	3,163,012	15,815	601,550	(617,365)

Net loss for the year ended December 31, 1999	-	-	-	-

Balance, December 31, 1999	3,163,012	15,815	601,550	(617,365)

Net loss for the year ended December 31, 2000	-	-	-	-

Balance, December 31, 2000	3,163,012	15,815	601,550	(617,365)

Net loss for the year ended December 31, 2001	-	-	-	-

Balance, December 31, 2001	3,163,012	15,815	601,550	(617,365)

Net loss for the year ended December 31, 2002	-	-	-	-

Balance, December 31, 2002	3,163,012	$15,815	$601,550	$(617,365)

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-In	Development
	Shares	Amount	Capital	Stage

Balance, December 31, 2002	3,163,012	$15,815	$601,550	$(617,365)
Net loss for the year ended December 31, 2003	-	-	-	-

Balance, December 31, 2003	3,163,012	15,815	601,550	(617,365)
Net loss for the year ended December 31, 2004	-	-	-	-

Balance, December 31, 2004	3,163,012	15,815	601,550	(617,365)
Net loss for the year ended December 31, 2005	-	-	-	(1,476)

Balance, December 31, 2005	3,163,012	15,815	601,550	(618,841)
Net loss for the year ended December 31, 2006	-	-	-	-

Balance, December 31, 2006	3,163,012	15,815	601,550	(618,841)
Common stock issued for services at $0.005 per share on May 9, 2007	30,000,000	150,000	-	-

Net loss for the year ended December 31, 2007	-	-	-	(150,000)

Balance, December 31, 2007	33,163,012	165,815	601,550	(768,841)
Net loss for the year ended December 31, 2008	-	-	-	-

Balance, December 31, 2008	33,163,012	165,815	601,550	(768,841)
Net loss for the year ended December 31, 2009	-	-	-	(1,665)

Balance, December 31, 2009	33,163,012	165,815	601,550	(770,506)
Net loss for the year ended December 31, 2009	-	-	-	-

Balance, December 31, 2009	33,163,012	165,815	601,550	(770,506)
Common stock issued for patents at $0.25 per share (unaudited)	5,000,000	5,000	1,245,000	-

Net loss for the three months ended March 31, 2010 (unaudited)	-	-	-	(1,665)

Balance, March 31, 2010 (unaudited)	38,163,012	$170,815	$1,846,550	$(772,171)

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
Statements of Cash Flows
(unaudited)

			From Inception
			on August 5,
	For the Three Months Ended		1987 Through
	March 31,		March 31,
	2010	2009	2010

OPERATING ACTIVITIES

Net loss	$(1,665)	$-	$(4,495,971)
Adjustments to reconcile loss to cash flows from operating activities
Common stock issued for services	-	-	3,874,170
Loss from disposition of subsidiary	-	-	564,300
Expenses paid on behalf of the Company	-	-	52,336
Changes in operating assets and liabilities
Increase in accounts payable	1,665	-	5,165

Net Cash Used in Operating Activities	-	-	-

INVESTING ACTIVITIES	-	-	-

FINANCING ACTIVITIES

Net Cash Provided by Financing Activities	-	-	-

NET INCREASE IN CASH	-	-	-

CASH AT BEGINNING OF PERIOD	-	-	-

CASH AT END OF PERIOD	$-	$-	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
CASH PAID FOR:

Interest	$-	$-	$-
Income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
Notes to Financial Statements
March 31, 2010 and December 31, 2009

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2010, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2009 audited financial statements.  The results of operations for the periods ended March 31, 2010 and 2009 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet Established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

PROTECT PHARMACEUTICAL CORPORATION
(A Development Stage Company)
Notes to Financial Statements
March 31, 2010 and December 31, 2009

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810):  Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505):  Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260.  Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 4 - PAYABLE RELATED PARTY

A shareholder of the Company has advanced the corporation $1,731.  The liability is non interest bearing, is unsecured and is due and payable upon demand.

NOTE 5 -  EQUITY TRANSACTIONS

On February 12, 2010, the Company issued 5,000,000 shares of its common stock pursuant to a Patent Acquisition Agreement. The patents were valued at the trading price of the shares on the issuance date of $0.25 per share.

NOTE 6 – SUBSEQUENT EVENTS

On May 28, 2010, the Company issued 5,000,000 shares of its common stock to an officer and director under the terms of his employment contract. The Company also issued 150,000 shares to its legal counsel, 20,000 shares each to 2 directors and 15,000 shares to a consultant.

In accordance with SFAS 165 (ASC 855-10) Company management reviewed all material events through June 8, 2010, and determined that there are no additional material subsequent events to report.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly organized.

Protect Pharmaceutical Corporation
(Registrant)

Date: June 8, 2010	By:	/S/ Williams D. Abajian
Williams D. Abajian
President, Chief Executive Officer and
Director

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